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                                                                    EXHIBIT 8.2

                      JEFFER, MANGELS, BUTLER & MARMARO LLP
       A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

                                ATTORNEYS AT LAW
                                  TENTH FLOOR
                            2121 AVENUE OF THE STARS
                       LOS ANGELES, CALIFORNIA 90067-5010

TELEPHONE: (310) 203-8080                                  SAN FRANCISCO OFFICE
FACSIMILE: (310) 203-0567                                         TWELFTH FLOOR
                                                             ONE SANSOME STREET
                                          SAN FRANCISCO, CALIFORNIA  94104-4405
                                                      TELEPHONE: (415) 398-8080
                                                      FACSIMILE: (415) 398-5584
                                                                  REF./FILE NO.

                                 October 3, 2000


Professional Bancorp, Inc.
606 Broadway
Santa Monica, California 90401
Attention:   Larry Patapoff,
             Chief Operating Officer

             Re: Agreement and Plan of Merger by and between Professional Bancorp, Inc., and First Community Bancorp

Gentlemen:

     We have acted as special tax counsel to Professional Bancorp, Inc., a Pennsylvania corporation ("Company"), in connection with the closing of the Merger contemplated by the Agreement and Plan of Merger dated August 7, 2000 (the "Merger Agreement") by and between Company and First Community Bancorp, a California corporation ("FCB"), which provides, among other things, for the Merger of Company into FCB. This opinion is furnished to you pursuant to Section 7.02(c) of the Merger Agreement. Capitalized terms not specifically defined in this opinion shall have the meanings assigned to them in the Merger Agreement.

I.   BASES OF OPINIONS

     In rendering our opinions, we have examined and relied upon the following:

     A. The facts and the representations of Company and FCB contained in the Merger Agreement;

     B. The facts and the representations contained in the Registration Statement on Form S-4, the Prospectus and the Proxy Statement of Company, as filed with the Securities and Exchange Commission by FCB pursuant to Section
6.03 of the Merger Agreement (collectively, the "Registration Statement");

     C.   The following documents:

          1.   The Merger Agreement;

          2.   The Registration Statement;

     D. The Internal Revenue Code of 1986 (the "Code"), the regulations issued thereunder, Revenue Rulings and Revenue Procedures issued by the Internal Revenue Service (the "Service") and applicable case law;

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     E.   The representations of shareholders of Company who own five percent
(5%) or more of the stock in Company, which are set forth in representation letters dated on or about the date of this opinion; and

     F. The representations of Company, which are set forth in a representation letter dated the same date of this opinion.

     In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We also have assumed (to the extent we have no contrary knowledge) the accuracy of the factual matters contained in the documents we have examined. In addition, we have assumed that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement. Finally, we have assumed that Company is not under the jurisdiction of any court in connection with a case under title 11 of the United States Code or a receivership, foreclosure or similar proceeding.

     We have also assumed the following:

          (a) There are no other documents, understandings or agreements between Company and FCB, including modifications of the Merger Agreement, which would have an adverse effect on the opinions rendered herein;

          (b) Each of Company and FCB is duly organized, validly existing corporation in good standing in its respective state of incorporation;

          (c) The Merger Agreement and the transactions contemplated thereby have been duly authorized by all necessary corporate actions of Company and FCB, and the Merger Agreement has been duly executed and delivered by Company and FCB; and

          (d) The Merger Agreement constitutes valid, binding and enforceable obligations of Company and FCB enforceable against each of them in accordance with its terms.

II.  OPINIONS

     Subject to the qualifications set forth in this opinion letter, it is our opinion that, for Federal income tax purposes:

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Professional Bancorp, Inc.
October 3, 2000
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               1.   The Merger will constitute a reorganization within the
                    meaning of Section 368(a) of the Code.

               2. Each of FCB and Company will be a party to the reorganization within the meaning of Section 368 of the Code.

               3. No gain or loss will be recognized by a shareholder of Company if such shareholder receives solely FCB Common Stock in exchange for Company Common Stock pursuant to Section 354 of the Code.

               4. Any shareholder who receives part cash and part FCB Common Stock in exchange for Company Common Stock will recognize gain, but not loss, in the amount equal to the lesser of:

                    (1)  the excess, if any, of:

                         (a) the sum of the fair market value as of the Effective Date of the Merger of FCB Common Stock and the cash received, over

                         (b) the shareholder's basis in the shares of Company Common Stock surrendered in the Merger; and

                    (2) the amount of the cash received.

                    Any such gain will generally be capital gain, subject to
                    Section 302 of the Code, and will be long-term capital gain, if as of the Effective Date of the Merger, the holding period for the shareholder's Company Common Stock is greater than one year and the shares of Company Common Stock exchanged were held as capital assets at the Effective Time of the Merger.

               5. Any shareholder who receives solely cash in exchange for Company Common Stock surrendered in the Merger will recognize gain or loss equal to the difference between the amount of cash received and the shareholder's basis in the Company Common Stock surrendered. This gain or loss will generally be capital gain or loss and will be long-term capital gain or loss, if as of the Effective Date of the Merger, the holding period for such Company Common Stock is greater than one year and the

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October 3, 2000
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                    shares of Company Common Stock exchanged were held as
                    capital assets at the Effective Time of the Merger.

               6. The basis of FCB Common Stock received in the Merger by a holder of Company Common Stock will in the aggregate be the same as the basis of the Company Common Stock exchanged therefor pursuant to Section 358 of the Code, decreased by the amount of cash received and increased by the amount of gain recognized (less any basis attributable to fractional shares of Company Common Stock for which cash is received).

               7. Under Section 1223 of the Code, the holding period of FCB Common Stock received in the Merger by a holder of Company Common Stock will include the holding period of the Company Common Stock exchanged therefor, provided that the shares of Company Common Stock so exchanged were held as capital assets at the Effective Time of the Merger.

               8. Gain or loss realized by a shareholder of Company Common Stock who receives cash in the Merger in exchange for fractional share interests, if any, will be recognized in an amount equal to the difference between the cash received and the basis of such shareholder in each fractional share of FCB Common Stock constructively received in the Merger pursuant to Section 1001 of the Code.

III. LIMITATIONS

     Our opinions are limited to the matters expressly set forth herein, which we believe to be the material Federal income tax consequences of the Merger. Subject to the foregoing, no opinion, favorable or unfavorable, is expressed (nor should such an opinion be implied or inferred) with respect to any other tax consequences or other treatment of the transactions described in or contemplated by the Merger Agreement or the Registration Statement. Moreover, the scope of this opinion is limited to the Federal income tax consequences of the Merger contemplated by the Merger Agreement as set forth above and does not include or encompass state or local tax consequences, and no inferences should otherwise be made.

     In order for the Merger to qualify as a tax-free reorganization, the Company shareholders must have a continuity of proprietary interest. The Service's advanced ruling

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October 3, 2000
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guidelines provide that the continuity of proprietary interest requirement in
Treasury Regulation Section 1.368-1(b) will be satisfied if the shareholders of the acquired company receive stock of the acquiror equal in value, as of the effective date of the reorganization, to 50% of the value of all the formerly outstanding stock of the acquired company. Revenue Procedure 77-37, 1977-2 C.B. 568. The parties to the Merger Agreement intend that 50% of the value of the consideration paid to Company shareholders will consist of FCB Common Stock. Accordingly, pursuant to the applicable authority, the continuity of proprietary interest requirement would be satisfied.

     However, because the price of the FCB Common Stock fluctuates on a daily basis, and because the Determination Date is five business days prior to the Effective Date, it is possible that the Company shareholders will receive consideration in the form of FCB Common Stock in an amount such that less than 50% of the consideration paid to the Company shareholders by FCB is comprised of FCB Common Stock.

     Applicable case authority provides that Company shareholders must acquire a "definite and substantial interest" in FCB, and FCB Common Stock must be a "material part of the consideration transferred" for there to be tax free reorganization. SEE E.G., HELVERING V. MINNESOTA TEA CO., 296 U.S. 394 (1935). There is some authority supporting the position that the receipt by the shareholders of the Company of FCB Common Stock that has a value less than fifty percent of the total value received by the shareholders of Company will satisfy the requirement that there be continuity of proprietary interest before and after the reorganization. JOHN. A. NELSON CO. V. HELVERING, 296 U.S. 374 (1935), HELVERING V. WATTS, 296 U.S. 387 (1935), MILLER V. COMMISSIONER, 84 F.2d 415 (6th Cir 1936).

     There is no authority relating to whether continuity of proprietary interest is satisfied when a transaction which initially contemplates that 50% of the value of the consideration received by shareholders of the acquired company will be stock of the acquiror, but due to market fluctuations the transaction actually results in shareholders of the acquired company receiving less than 50% of the value of the consideration in stock of the acquiror. Nonetheless, the Merger Agreement clearly reflects an intent to satisfy the continuity of proprietary interest requirement. We believe that, irrespective of unforeseen market fluctuations, a court would determine that the continuity of proprietary interest requirement is satisfied in this case.

     Our opinions are based on our understanding of the current applicable Federal law, and the facts as they currently exist. There can be no assurance that a court or the Service, when faced with the same facts, would reach the same conclusions as we have or that the law will not be changed after the date of this letter. Future legislative, judicial or

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Professional Bancorp, Inc.
October 3, 2000
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administrative interpretations of or changes to the law could be applied retroactively and may invalidate these opinions. The information and opinions given in this opinion letter are effective as of the date of this letter, and we have assumed no obligation to update or supplement these opinions.

     This opinion is being delivered to you pursuant to Section 7.02(c) of the Merger Agreement in connection with filing of the Registration Statement with the SEC and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder. This opinion is stated as of the date hereof, and we assume no responsibility to advise you or any other person or entity of changes in law or circumstances which may affect our opinions expressed herein.


                                Very truly yours,

                                JEFFER, MANGELS, BUTLER & MARMARO LLP